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CONTACT:
Quinn Coburn
Vice President, Finance
(216) 676-2000

GrafTech International Announces Leadership Transition
Craig Shular Retires as CEO and Will Remain Executive Chairman Until December 31, 2014
Joel Hawthorne Appointed CEO and President

PARMA, Ohio - January 21, 2014 - GrafTech International Ltd. (NYSE:GTI) (“GrafTech”) today announced that Chairman, Chief Executive Officer and President Craig Shular, age 61, has decided to retire as President and CEO of the Company after 11 years, and 15 years with the Company. Mr. Shular will continue as GrafTech’s Executive Chairman of the Board until December 31, 2014 as part of a seamless transition. During his leadership, GrafTech’s market capitalization grew from just over $300 million in 2002 to over $1.5 billion today. “It has been a privilege to have led and worked alongside some of the finest teammates in the graphite material science industry. I’m looking forward to a very smooth transition and ultimately spending more time with my family in retirement,” said Mr. Shular.

“On behalf of the Board of Directors, and all of us at GrafTech, I want to thank Craig for his many outstanding contributions to the Company. Craig has been an inspiring leader as CEO and has transformed the Company from an electrode producer to a leading global graphite material science company. He will leave the Company having created a culture driven for results with integrity, teamwork and customer focus. We greatly appreciate his dedication and commitment to continue as Executive Chairman for 2014,” said Mary Cranston, Lead Independent Director of GrafTech’s Board of Directors.

The Board of Directors has appointed Joel Hawthorne, age 49, GrafTech’s current President of Engineered Solutions, as Chief Executive Officer and President, effective immediately and elected him to GrafTech’s Board of Directors. “Joel is an experienced leader with a proven track record, and was part of the original team that was brought in 15 years ago to turn the Company around. Under Joel’s leadership, Engineered Solutions’ sales have grown by over 20% per year,” continued Ms. Cranston.

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“Joel has experience across all our businesses. He has ten years of senior management responsibility in our graphite electrode business and has led our Engineered Solutions segment for the past three years. Joel is a talented and proven leader, understands our customers and can work with our strong team to build on the important progress we are making. I look forward to remaining on the Board, and working closely with Joel to assist with the transition,” said Mr. Shular.

“I am honored to be named the next Chief Executive Officer and President. Over the past 14 years I have seen first-hand how GrafTech’s dedicated teammates have worked tirelessly to uphold the Company’s proud traditions,” stated Mr. Hawthorne. “I am confident that we will build on our positive momentum and drive value for all GrafTech stakeholders.”

About Joel Hawthorne
Mr. Hawthorne has a 25-year track record of delivering results in various manufacturing environments, of which the last 14 years have been at GrafTech. He has a strong background in leading global businesses, business strategy, sales and marketing, investor relations and finance.

Mr. Hawthorne joined the financial team of GrafTech as Director of Investor Relations in 1999. During his time in Investor Relations, Joel was an integral part of the management team that turned around the Company. As part of this team, he played a key role in various equity, bond and bank debt offerings. In 2001, he moved into operations as Director of Electrode Sales & Marketing, United States and Canada. In 2003, he was promoted to Director of Electrode Marketing and Sales for the Americas and, in 2005, he was appointed Director of Worldwide Marketing and Americas Sales. During this period, Joel was instrumental in the development of global sales and marketing strategies and execution for the graphite electrodes business and a driving force in more than doubling sales to over $1 billion. In 2009, Joel was appointed Vice President, Global Marketing & Sales, Industrial Materials with responsibility for worldwide sales, strategy and tactical planning. In 2011, Mr. Hawthorne was promoted to President, Engineered Solutions and over the last three years he led the segment to more than 20% annual sales growth rates through many successful new product introductions.

Prior to joining GrafTech, Mr. Hawthorne had over ten years of experience in the steel industry with extensive financial and strategic planning experience including Director of Strategic

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Planning for a major steel company. Mr. Hawthorne holds a Bachelor of Science degree (accounting) and a Master of Science degree (business education) from the University of Akron.

About GrafTech
GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech currently operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech currently employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward looking statements about such matters as: changes in senior management; and increased value for GrafTech stakeholders.

We have no duty to update these statements and except as expressly stated herein, this is not intended to update any prior statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to achieve earnings or other estimates; failure to achieve business strategies; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities.